Filed Pursuant to Rule 424(b)(3)

Registration No. 333-74176

PRICE FUND I, L.P.

Supplement to the Prospectus

Dated January 11, 2007

Price Asset Management, Inc.

General Partner

141 West Jackson Boulevard

Suite 1340A

Chicago, Illinois 60604

Telephone: (312) 264-4300

This supplement to Prospectus dated January 11, 2007 supplements Post–Effective Amendment No. 9 to that certain Form S-1 Registration Statement filed on behalf of the Price Fund I, L.P. (the “Registrant”) on December 29, 2006. The following language is added as a supplement to and should be read in the context of the material litigation disclosure of the Registrant’s Clearing Broker, Man Financial, Inc., appearing on page 63 of the Prospectus:

At any given time, the Clearing Broker is involved in numerous legal actions and administrative proceedings, which in the aggregate, are not, as of the date of this Disclosure Document, expected to have a material effect upon its condition, financial or otherwise, or to the services it will render to the Accounts. There have been no material, administrative, civil or criminal proceeding pending on appeal or concluded against the Clearing Broker or its principals within five years proceeding the date of this Disclosure Document, except that the Clearing Broker has been sued by the Receiver for Philadelphia Alternate Asset Fund (“PAAF”) and associated entities for common law negligence, common law fraud, violations of the Commodity Exchange Act and RICO violations (the “Litigation”). The Receiver’s claims for damages are not quantified in the Complaint, but are believed to be substantial. The Clearing Broker has informed the Trading Advisor that in acting as clearing broker for PAAF it was not responsible for its losses. Accordingly, it will deny the material allegations of the Complaint and will otherwise vigorously defend the Litigation. Further, the outcome of the Litigation should not materially affect the Clearing Broker or its ability to perform as Clearing Broker for the accounts managed by the Trading Advisor. The Commodity Futures Trading Commission (“CFTC”) is also investigating the events involving PAAF’s losses and the Clearing Broker’s relationship to PAAF. To date, the CFTC has not brought any action against the Clearing Broker.